                                                                    EXHIBIT 11.1

                           WINK COMMUNICATIONS, INC.

           COMPUTATION OF HISTORICAL AND PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL(1)                            PRO FORMA(2)
                            -------------------------------------------------   ---------------------------
                                                                                               THREE MONTHS
                                                          THREE MONTHS ENDED     YEAR ENDED       ENDED
                              YEAR ENDED DECEMBER 31,          MARCH 31,        DECEMBER 31,    MARCH 31,
                            ---------------------------   -------------------   ------------   ------------
                             1995      1996      1997       1997       1998         1997           1998
                            -------   -------   -------   --------   --------   ------------   ------------
Net Loss..................  $(2,148)  $(5,884)  $(9,166)  $(1,829)   $(2,656)     $(9,166)       $(2,656)
                            =======   =======   =======   =======    =======      =======        =======
Weighted average common
  shares outstanding......    7,848     8,128     9,269     9,365      9,257        9,269          9,257
Unvested portion of
  weighted average shares
  subject to repurchase
  rights..................   (1,988)   (1,696)   (1,932)   (2,563)    (1,226)      (1,932)        (1,226)
Pro forma weighted average
  shares of Preferred
  Stock as if converted
  into Common Stock on
  January 1, 1997, or at
  date of original
  issuance, if later......       --        --        --        --         --        4,873          5,911
Weighted average common
  equivalent shares
  outstanding(3)..........       --        --        --        --         --           --             --
                            -------   -------   -------   -------    -------      -------        -------
Weighted average common
  shares outstanding......    5,860     6,432     7,337     6,802      8,031       12,210         13,942
                            =======   =======   =======   =======    =======      =======        =======
Basic and diluted net
  loss per share..........  $ (0.37)  $ (0.91)  $ (1.25)  $ (0.27)   $ (0.33)     $ (0.75)       $ (0.19)
                            =======   =======   =======   =======    =======      =======        =======

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(1) See computation of historical net loss per share in Note 2 to Consolidated
    Financial Statements.

(2) See computation of pro forma net loss per share in Note 2 to Consolidated Financial Statements.

(3) Due to the Company's net losses, inclusion of common equivalents shares in the computation of diluted net loss per share would be antidilutive.